EXHIBIT 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE MONTHS ENDED MARCH 31, 2013
NASDAQ Global Select Market Symbol - “SBSI”

Tyler, Texas, (April 18, 2013) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:  SBSI) today reported its financial results for the three months ended March 31, 2013.

Southside reported net income of $8.5 million for the three months ended March 31, 2013, a decrease of $1.6 million, or 15.9%, when compared to the same period in 2012.  Diluted earnings per common share were $0.48 and $0.56 for the three months ended March 31, 2013 and March 31, 2012, respectively.

The return on average shareholders’ equity for the three months ended March 31, 2013, was 13.38%, compared to 15.34% for the same period in 2012.  The return on average assets was 1.08% for the three months ended March 31, 2013 compared to 1.26% for the same period in 2012.

The net interest margin and net interest spread was 3.20% and 3.02%, respectively, for the three-month period ending March 31, 2013 compared to 3.52% and 3.26% for the comparable three-month period in 2012. The net interest margin and net interest spread was 3.09% and 2.88%, respectively, for the three-month period ended December 31, 2012.

“We are pleased to report on the financial results for the first quarter ended March 31, 2013,” stated Sam Dawson, President and Chief Executive Officer of Southside Bancshares, Inc. “On a linked quarter basis our net interest margin and spread increased as higher priced FHLB advances repriced, loans increased and we restructured a portion of the securities portfolio. During the first quarter we continued to experience an increase in loan demand as loans increased $18.7 million, or 1.48%. Our overall asset quality ratios remain sound and improved on a linked quarter basis as nonperforming assets to total assets declined to 0.38%. Our lending professionals continue to be excited about opportunities for additional loan growth.”

“We expanded our footprint in March as we opened a second banking center in the high growth Austin market. Open just a few weeks, this banking center is already experiencing solid commercial loan demand. We anticipate this new Austin location will be an excellent source of commercial loan production and will complement our existing successful banking center in this outstanding market.”

“Merger activity in Texas is beginning to increase. We continue to evaluate new markets and acquisition opportunities that would complement and strengthen our existing franchise. We anticipate the available opportunities may increase in the coming months. We have identified ways to improve our overall efficiency and will continue to actively review our cost structure.”

“We strategically increased the securities portfolio approximately $165 million during the first quarter with most of the increase occurring during the later half of the quarter as interest rates were increasing. During the quarter we sold mortgage-backed securities (“MBS”) with fast prepayments where the risk reward associated with continuing to hold those securities was not favorable. In addition we sold long duration, lower coupon municipal securities. Purchases included 5.00% coupon general market municipal securities and shorter duration bank qualified municipal securities. MBS purchases included U.S. Agency Commercial MBS with maturities less than ten years and short duration U.S. Agency MBS at lower premiums that created a favorable risk reward scenario. At March 31, 2013, total unamortized premium for our MBS has decreased to $41 million from $87 million at March 31, 2012. Given the current low interest rate environment, our portfolio decisions reflect our significant focus on interest rate risk.”

“We will continue to manage the balance sheet with the knowledge that at some point we are likely to transition to a higher interest rate environment. We actively manage both sides of the balance sheet as we realize our funding decisions are a very important component of earnings, both in the short term and the longer term. On the funding side, our cost of funds is likely to continue to decline over the next twelve months as additional higher priced FHLB advances mature. During the first quarter, $66.8 million of FHLB advances with an average cost of 3.63% matured. We will realize the full benefit of this reduction in interest cost beginning in the second quarter. Subsequent to March 31, 2013, we prepaid $66.2 million of FHLB advances with an average rate of 4.03%. This represented all of our higher priced advances maturing through October 2013. We paid a prepayment fee of $604,000 which will be offset by gains on available for sale securities with yields well below the cost of these advances. We expect these prepayments to result in a positive impact to our net interest margin and spread. We will continue to purchase long-term FHLB advances as a hedge against future potential high interest rates.”

“We are excited about the future of Southside. Our balance sheet is strong, the markets we serve are experiencing growth, and our investment in banking professionals has allowed us to assemble a strong team, all of which provide an excellent foundation to further strengthen our franchise and take advantage of potential expansion opportunities. Thank you for your continued support and encouragement. We look forward to a year of mutual growth and prosperity.”

Loans and Deposits

For the three months ended March 31, 2013, total loans increased by $18.7 million, or 1.5%, when compared to December 31, 2012.  During the three months ended March 31, 2013, real estate 1-4 family increased $7.6 million, real estate other increased $5.8 million, municipal loans decreased $5.1 million, construction loans increased $5.6 million, commercial loans increased $773,000, and loans to individuals increased $4.0 million.

Nonperforming assets decreased during the first three months of 2013 by $2.1 million, or 14.5%, to $12.6 million, or 0.38% of total assets at March 31, 2013, when compared to 0.45% at December 31, 2012.  This decrease is primarily a result of decreases in nonaccrual loans and repossessed assets.

During the three months ended March 31, 2013, deposits, net of brokered deposits, decreased $14.7 million, or 0.6%, compared to December 31, 2012.  During this three-month period public fund deposits decreased $20.3 million.

Net Interest Income for the Three Months

Net interest income decreased $3.1 million, or 12.8%, to $20.9 million for the three months ended March 31, 2013, when compared to $24.0 million for the same period in 2012.  For the three months ended March 31, 2013, our net interest spread decreased to 3.02% when compared to 3.26% for the same period in 2012.  The net interest margin decreased to 3.20% for the three months ended March 31, 2013 compared to 3.52% for the same period in 2012.  The primary reason for the decrease in the net interest spread and net interest margin was an increase in prepayments on the mortgage-backed securities which resulted in increased amortization expense.

Net Income for the Three Months

Net income decreased $1.6 million, or 15.9%, for the three months ended March 31, 2013, to $8.5 million when compared to the same period in 2012. The decrease was primarily the result of a decrease in net interest income of $3.1 million coupled with an increase in salary and benefit expense of $1.4 million, which was partially offset by a $2.6 million decrease in provision for loan losses.

Noninterest expense increased $1.8 million, or 9.7%, for the three months ended March 31, 2013, compared to the same period in 2012 primarily due to the increase in salaries and employee benefits expense.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $3.31 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 50 banking centers in Texas and operates a network of 49 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Susan Hill at (903) 531-7220, or susan.hill@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, a bank holding company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, growth and earnings and certain market risk disclosures, including the impact of interest rate and other economic uncertainty, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At March 31, 2013	At December 31, 2012	At March 31, 2012

	(dollars in thousands)
		(unaudited)
Selected Financial Condition Data (at end of period):

Total assets	$3,312,097	$3,237,403	$3,217,444
Loans	1,281,647	1,262,977	1,140,893
Allowance for loan losses	18,542	20,585	20,074
Mortgage-backed and related securities:
Available for sale, at estimated fair value	905,107	806,360	1,133,701
Held to maturity, at amortized cost	234,245	245,538	349,248
Investment securities:
Available for sale, at estimated fair value	685,794	617,707	291,928
Held to maturity, at amortized cost	1,008	1,009	1,010
Federal Home Loan Bank stock, at cost	25,415	27,889	32,407
Deposits	2,337,237	2,351,897	2,310,452
Long-term obligations	450,115	429,408	341,929
Shareholders' equity	255,712	257,763	259,879
Nonperforming assets	12,581	14,717	13,909
Nonaccrual loans	8,570	10,314	11,088
Accruing loans past due more than 90 days	2	15	1
Restructured loans	3,317	2,998	2,119
Other real estate owned	584	686	538
Repossessed assets	108	704	163

Asset Quality Ratios:
Nonaccruing loans to total loans	0.67%	0.82%	0.97%
Allowance for loan losses to nonaccruing loans	216.36	199.58	181.04
Allowance for loan losses to nonperforming assets	147.38	139.87	144.32
Allowance for loan losses to total loans	1.45	1.63	1.76
Nonperforming assets to total assets	0.38	0.45	0.43
Net charge-offs to average loans	0.81	0.74	0.55

Capital Ratios:
Shareholders’ equity to total assets	7.72	7.96	8.08
Average shareholders’ equity to average total assets	8.04	8.17	8.20

Loan Portfolio Composition

The following table sets forth loan totals by category for the periods presented:

	At	At	At
	March 31,	December 31,	March 31,
	2013	2012	2012
		(in thousands)
		(unaudited)
Real Estate Loans:
Construction	$119,326	$113,744	$111,924
1-4 Family Residential	376,421	368,845	291,020
Other	242,571	236,760	208,536
Commercial Loans	160,831	160,058	145,730
Municipal Loans	215,869	220,947	206,230
Loans to Individuals	166,629	162,623	177,453
Total Loans	$1,281,647	$1,262,977	$1,140,893

	At or For the Three Months Ended March 31,

	2013	2012
	(dollars in thousands)
	(unaudited)
Selected Operating Data:
Total interest income	$26,031	$31,716
Total interest expense	5,101	7,720
Net interest income	20,930	23,996
Provision for loan losses	492	3,052
Net interest income after provision for loan losses	20,438	20,944
Noninterest income
Deposit services	3,753	3,748
Gain on sale of securities available for sale	4,365	5,972
Loss on sale of securities carried at fair value through income	—	(485)

Total other-than-temporary impairment losses	(52)	—
Portion of loss recognized in other comprehensive income (before taxes)	10	(141)
Net impairment losses recognized in earnings	(42)	(141)

FHLB advance option impairment charges	—	(472)
Gain on sale of loans	319	131
Trust income	720	677
Bank owned life insurance income	254	266
Other	891	1,111
Total noninterest income	10,260	10,807
Noninterest expense
Salaries and employee benefits	13,209	11,833
Occupancy expense	1,871	1,758
Advertising, travel & entertainment	641	604
ATM and debit card expense	381	279
Director fees	264	268
Supplies	250	159
Professional fees	640	691
Telephone and communications	451	406
FDIC insurance	421	470
Other	2,191	2,054
Total noninterest expense	20,319	18,522
Income before income tax expense	10,379	13,229
Provision for income tax expense	1,854	3,090
Net income	$8,525	$10,139

Common share data:
Weighted-average basic shares outstanding	17,857	18,191
Weighted-average diluted shares outstanding	17,877	18,204
Net income per common share
Basic	$0.48	$0.56
Diluted	0.48	0.56
Book value per common share	14.33	14.28
Cash dividend paid per common share	0.20	0.18

	At or For the Three Months Ended March 31,
	2013	2012
	(unaudited)
Selected Performance Ratios:
Return on average assets	1.08%	1.26%
Return on average shareholders’ equity	13.38	15.34
Average yield on interest earning assets	3.89	4.56
Average yield on interest bearing liabilities	0.87	1.30
Net interest spread	3.02	3.26
Net interest margin	3.20	3.52
Average interest earnings assets to average interest bearing liabilities	126.81	125.28
Noninterest expense to average total assets	2.56	2.30
Efficiency ratio	68.21	57.18

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

		AVERAGE BALANCES AND YIELDS
			(dollars in thousands)
			(unaudited)
			Three Months Ended
	March 31, 2013			March 31, 2012
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1) (2)	$1,267,371	$18,628	5.96%	$1,109,652	$17,690	6.41%
Loans Held For Sale	2,266	16	2.86%	1,706	17	4.01%
Securities:
Investment Securities (Taxable)(4)	90,231	364	1.64%	4,674	31	2.67%
Investment Securities (Tax-Exempt)(3)(4)	513,094	5,804	4.59%	249,405	3,990	6.43%
Mortgage-backed and Related Securities (4)	1,039,671	3,936	1.54%	1,578,892	12,163	3.10%
Total Securities	1,642,996	10,104	2.49%	1,832,971	16,184	3.55%
FHLB stock and other investments, at cost	26,912	65	0.98%	33,905	79	0.94%
Interest Earning Deposits	66,487	43	0.26%	21,275	6	0.11%
Total Interest Earning Assets	3,006,032	28,856	3.89%	2,999,509	33,976	4.56%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	48,660			42,895
Bank Premises and Equipment	50,128			50,593
Other Assets	129,731			169,151
Less: Allowance for Loan Loss	(20,003)			(19,057)
Total Assets	$3,214,548			$3,243,091
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$104,420	36	0.14%	$92,767	37	0.16%
Time Deposits	622,244	1,162	0.76%	861,133	2,477	1.16%
Interest Bearing Demand Deposits	1,061,190	872	0.33%	855,379	881	0.41%
Total Interest Bearing Deposits	1,787,854	2,070	0.47%	1,809,279	3,395	0.75%
Short-term Interest Bearing Liabilities	154,291	1,250	3.29%	256,701	1,592	2.49%
Long-term Interest Bearing Liabilities – FHLB Dallas	368,003	1,419	1.56%	267,935	1,903	2.86%
Long-term Debt (5)	60,311	362	2.43%	60,311	830	5.54%
Total Interest Bearing Liabilities	2,370,459	5,101	0.87%	2,394,226	7,720	1.30%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	538,697			528,956
Other Liabilities	46,999			54,065
Total Liabilities	2,956,155			2,977,247
SHAREHOLDERS’ EQUITY	258,393			265,844
Total Liabilities and Shareholders’ Equity	$3,214,548			$3,243,091
NET INTEREST INCOME		$23,755			$26,256
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.20%			3.52%
NET INTEREST SPREAD			3.02%			3.26%

(1)  Interest on loans includes fees on loans that are not material in amount.
(2)  Interest income includes taxable-equivalent adjustments of $979 and $937 for the three months ended March 31, 2013 and March 31, 2012, respectively.
(3)  Interest income includes taxable-equivalent adjustments of $1,846 and $1,323 for the three months ended March 31, 2013 and March 31, 2012, respectively.
(4)  For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.
(5)  Represents junior subordinated debentures issued by us to Southside Statutory Trust III, IV, and V in connection with the issuance by Southside Statutory Trust III of $20 million of trust preferred securities, Southside Statutory Trust IV of $22.5 million of trust preferred securities, Southside Statutory Trust V of $12.5 million of trust preferred securities and junior subordinated debentures issued by Fort Worth Bancshares, Inc. to Magnolia Trust Company I in connection with the issuance by Magnolia Trust Company I of $3.5 million of trust preferred securities.

Note: As of March 31, 2013 and March 31, 2012, loans totaling $8,570 and $11,088, respectively, were on nonaccrual status.  The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.